Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports Strong Second Quarter Operating Results

Reports Diluted EPS of $0.35

Minneapolis, MN—August 8, 2011—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported operating results for the second quarter ended July 2, 2011. Operating income for the second quarter increased by 112% to $2.3 million from $1.1 million in the same period of the prior year. The increase in operating income for the quarter was driven primarily by higher byproduct revenues, higher recycling revenues and stronger profit margins from ARCA Advanced Processing, LLC (“AAP”). Diluted earnings per share for the second quarter of 2011 increased to $0.35 from $0.13 for the second quarter of 2010.

Edward R. (Jack) Cameron, President and Chief Executive Officer, commented, “We are very pleased with our results for the second quarter and for the first half of 2011. AAP has made significant strides in its operations with a steady increase in revenues and profitability over the past year. Additionally, our California utility replacement program was bolstered by a strong surge of advertising that increased our volumes substantially in the second quarter. While our retail revenues and gross margins remained relatively flat in the second quarter, the improvements we have made in retail operating efficiencies over the past two years have positioned us to operate effectively in the continuing difficult economic climate.”

Highlights of the second quarter of 2011 included:

•                  A $3.7 million or 349% increase in appliance replacement revenues over the second quarter of 2010, primarily from increased volumes in a California utility customer’s program.

•                  Recognition by Southern California Edison Company (“SCE”) as the sole recipient of the 2010 Environmental Excellence Award for ARCA’s “exemplary support and service of SCE’s Appliance Recycling Program” and commitment to providing “the highest levels of performance and service to SCE and program participants while maintaining the strong values

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and ethics that exemplify a value-added supplier.” ARCA has provided services for SCE since 1994.

•                  Selection by Austin Utilities, Owatonna Public Utilities and Rochester Public Utilities to provide recycling services for the Conserve & Save® Refrigerator and Freezer Recycling Program in southern Minnesota.

•                  Renewal of a lease through April 2016 for the Company’s ApplianceSmart store in the Columbus Square Shopping Center in Columbus, Ohio.

The following table summarizes the Company’s second quarter operating results (in millions, except per share amounts) for fiscal years 2011 and 2010:

	Second Quarter Ended			Six Months Ended
	July 2, 2011	July 3, 2010	Change	July 2, 2011	July 3, 2010	Change
Revenues	$32.9	$28.2	17%	$62.8	$55.5	13%
Revenues – retail segment (1)	$18.8	$19.0	(1)%	$38.4	$40.4	(5)%
Revenues – recycling segment (1)	$14.1	$9.2	52%	$24.4	$15.1	62%
Gross profit	$9.6	$8.7	11%	$18.6	$16.7	12%
Gross profit – retail segment	$5.2	$5.5	(4)%	$10.8	$11.5	(6)%
Gross profit – recycling segment	$4.4	$3.2	37%	$7.8	$5.2	50%
Net income (2)	$2.0	$0.7	191%	$2.7	$0.8	237%
Diluted EPS (2)	$0.35	$0.13	177%	$0.47	$0.16	200%

(1)          Both the retail segment and recycling segment include a portion of byproduct revenues.

(2)          Represents net income and diluted income per share (EPS) attributable to controlling interest.

Second Quarter Financial Overview

Total revenues for the second quarter of 2011 increased 16.6% to $32.9 million from $28.2 million in the second quarter of 2010. Comparable store revenues from ApplianceSmart stores operating during the second quarters of 2011 and 2010 decreased 0.9%, and total retail revenues decreased 0.9% to $18.4 million from $18.6 million in the second quarter of 2010. The decline in retail revenues was due primarily to lower sales in the Georgia, Ohio and Texas markets. The sales declines in those markets were partially offset by an 8.5% increase in sales in the Minnesota market.

Recycling revenues, which are comprised of appliance recycling fees and appliance replacement program revenues, increased 52.0% to $9.6 million in the second quarter of 2011 compared to revenues of $6.3 million in the second quarter of 2010. Appliance recycling fees decreased 6.8% to

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$4.9 million in the second quarter of 2011 compared to $5.3 million in the second quarter of 2010, due primarily to lower average per-unit recycling fees. Replacement program revenues of $4.7 million increased 349.0% or $3.7 million from revenues of $1.0 million in the second quarter of 2010, primarily as the result of higher volumes from a California utility customer’s refrigerator replacement program. The Company expects an increase in replacement program revenues in the third quarter of 2011 compared to the third quarter of 2010.  However, it does not expect this trend to continue past the third quarter of 2011.

Byproduct revenues of $4.9 million increased 46.8% or $1.6 million in the second quarter of 2011 compared to $3.3 million in the second quarter of 2010. The increase in byproduct revenues was primarily the result of higher recycling volumes and higher revenues generated at AAP. Byproduct revenues include all of the revenues generated by AAP. Revenues from AAP of $2.6 million increased 39.2% or $0.7 million compared to revenues of $1.9 million in the second quarter of 2010.

Overall gross profit as a percentage of total revenues declined to 29.3% for the second quarter of 2011 compared to 30.7% for the second quarter of 2010. The gross profit percentage for the retail segment was 28.0% in the second quarter of 2011 compared to 28.9% in the second quarter of 2010. The decline in the retail segment gross profit percentage was due primarily to a shift in sales mix. In the second quarter of 2011, the Company sold a higher level of in-the-box product, which typically has lower profit margins, compared to the second quarter of 2010. The gross profit percentage for the recycling segment decreased to 31.1% for the second quarter of 2011 compared to 34.5% for the second quarter of 2010, primarily related to lower average per-unit recycling fees, lower average per-unit replacement fees and higher fuel costs.

Selling expenses decreased $0.5 million to $4.6 million or 14.0% of total revenues in the second quarter of 2011 compared to $5.1 million or 18.2% of total revenues for the second quarter of 2010. The decrease in selling expenses was due primarily to reduced advertising expenses. General and administrative expenses for the second quarter of 2011 increased $0.3 million to $2.8 million compared to general and administrative expenses of $2.5 million for the second quarter of 2010. The increase was related primarily to the impact of restoring compensation reductions as compared to the second quarter of 2010. As a percentage of total revenues, general and administrative expenses decreased to 8.5% for the second quarter of 2011 compared to 8.8% of total revenues for the second quarter of 2010 as a result of leveraging overhead with increased total revenues for the quarter.

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The Company recorded a $0.2 million benefit from income taxes for the second quarter of 2011 compared to a provision for income taxes of $0.2 million for the second quarter of 2010.  During the second quarter of 2011, the Company concluded, based on the assessment of all available evidence, including previous three-year cumulative income before infrequent and unusual items, a history of generating income before taxes for six consecutive quarters and estimates of future profitability, that it is more likely than not that it will be able to realize a portion of its deferred tax assets in the future and recorded a $0.9 million non-cash reversal of its deferred tax asset valuation allowance representing $0.16 per diluted share. The reversal of the valuation allowance was partially offset by a $0.7 million provision for income taxes related to taxable income generated for the second quarter of 2011.

The Company reported net income attributable to controlling interest of $2.0 million or $0.35 per diluted share for the second quarter of 2011 compared to $0.7 million or $0.13 per diluted share for the second quarter of 2010. Net income attributable to controlling interest included net income of $48,000 from AAP, which represents 50% of AAP’s net income of $96,000 for the second quarter of 2011.

Six Months Ended July 2, 2011 Financial Overview

Total revenues for the six months ended July 2, 2011 increased 13.2% to $62.8 million from $55.5 million for the six months ended July 3, 2010. Comparable store revenues from ApplianceSmart stores operating during the six months ended July 2, 2011 and July 3, 2010 decreased 5.4%, and total retail revenues decreased 5.4% to $37.6 million from $39.8 million for the six months ended July 3, 2010. Revenues for the six months ended July 3, 2010 were boosted by sales from state-administered ENERGY STAR® appliance rebate programs that were not repeated this year, resulting in the year-over-year decrease in retail revenues for the six months ended July 2, 2011.

Recycling revenues, which are comprised of appliance recycling fees and appliance replacement program revenues, increased 44.6% to $15.3 million for the six months ended July 2, 2011 compared to revenues of $10.6 million for the six months ended July 3, 2010. Appliance recycling fees of $8.5 million remained the same for the six months ended July 2, 2011 compared to the six months ended July 3, 2010. For the six months ended July 2, 2011, recycling volumes were up 16.6% and average per-unit recycling fees were down 13.4% compared to the six months ended July 3, 2010. Replacement program revenues of $6.8 million increased 222.4% or $4.7 million from revenues of $2.1 million for the six months ended July 3, 2010, primarily as the result of higher volumes from a California utility customer’s refrigerator replacement program.

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Byproduct revenues of $9.9 million increased 92.4% or $4.8 million for the six months ended July 2, 2011 compared to $5.1 million for the six months ended July 3, 2010. The increase in byproduct revenues was primarily the result of higher recycling volumes and higher revenues generated at AAP. Byproduct revenues include all of the revenues generated by AAP. Revenues from AAP of $5.2 million increased 103.7% or $2.6 million compared to revenues of $2.6 million for the six months ended July 3, 2010.

Overall gross profit as a percentage of total revenues declined to 29.7% for the six months ended July 2, 2011 compared to 30.1% for the six months ended July 3, 2010. Gross profit for the retail segment was 28.3% for the six months ended July 2, 2011 compared to 28.5% for the six months ended July 3, 2010.  Gross profit for the recycling segment decreased to 31.9% for the six months ended July 2, 2011 compared to 34.5% for the six months ended July 3, 2010, primarily related to lower average per-unit recycling fees and higher fuel costs.

Selling expenses decreased $0.9 million to $9.4 million or 15.0% of total revenues for the six months ended July 2, 2011 compared to $10.3 million or 18.6% of total revenues for the six months ended July 3, 2010. The decrease in selling expenses was due primarily to a combination of lowering retail store operating expenses and reducing advertising expenses. General and administrative expenses for the six months ended July 2, 2011 increased $0.5 million to $5.4 million compared to general and administrative expenses of $4.9 million for the six months ended July 3, 2010. The increase was related primarily to the impact of restoring compensation reductions as compared to the same period in 2010. As a percentage of total revenues, general and administrative expenses decreased to 8.6% for the six months ended July 2, 2011 compared to 8.9% of total revenues for the six months ended July 3, 2010.

The Company recorded a $0.3 million provision for income taxes for the six months ended July 2, 2011 compared to $0.2 million for the six months ended July 3, 2010.  As a result of generating taxable income for the six months ended July 2, 2011, the Company recorded a provision for income taxes of $1.2 million at an effective tax rate of 40.4%.  The provision for income taxes was partially offset by recording a $0.9 million discrete item or $0.16 per diluted share related to the reversal of a portion of the Company’s deferred tax asset valuation allowance during the second quarter of 2011.

The Company reported net income attributable to controlling interest of $2.7 million or $0.47 per diluted share for the six months ended July 2, 2011 compared to $0.8 million or $0.16 per diluted share

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for the six months ended July 3, 2010. Net income attributable to controlling interest included net income of $111,000 from AAP, which represents 50% of AAP’s net income of $222,000 for the six months ended July 2, 2011. Net income of $0.2 million generated by AAP increased $0.4 million for the six months ended July 2, 2011 compared to a net loss of $0.2 million for the same period in 2010.  The increase is related primarily to stronger revenues, higher profit margins and the elimination of start-up expenses.

Liquidity

Cash and cash equivalents as of July 2, 2011 were $4.5 million compared to $3.1 million as of January 1, 2011. As of July 2, 2011, the Company had $5.0 million of available borrowings under its revolving line of credit. Working capital increased to $8.4 million as of July 2, 2011 compared to $1.3 million as of January 1, 2011. The improvement in working capital was related primarily to three factors: 1) paying off several of AAP’s short-term loans with the $4.75 million in proceeds from three Susquehanna Bank term loans, which mature over ten years, 2) a higher level of accounts receivable from the increased volume of a California utility customer’s replacement program and 3) cash generated from operations as a result of the overall positive improvement in operating results for the six months ended July 2, 2011.

Conference Call Information

In conjunction with this release, Appliance Recycling Centers of America, Inc will host a conference call tomorrow, August 9, 2011, at 10:00 a.m. CDT. To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: 1-800-699-5854. A replay of the conference call will be available on the Company’s website at www.ARCAInc.com.

About ARCA

ARCA (www.ARCAInc.com), one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities, currently provides services for more than 175 utilities in the U.S. and Canada. Toxic chemicals and environmentally harmful materials such as ozone-depleting refrigerants, PCBs, mercury and oil are carefully recovered in the decommissioning process for destruction or disposal, preventing them from contaminating soil, air and water resources. The Company is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. Through its ApplianceSmart operation (www.ApplianceSmart.com), ARCA also is one of the nation’s leading

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retailers of special-buy household appliances, primarily those manufactured by General Electric, Electrolux and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and discontinued models, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of August 2011, ApplianceSmart was operating 19 stores: six in the Minneapolis/St. Paul market; one in the Rochester, Minn., market; four in the Columbus, Ohio, market; six in the Atlanta market; and two in San Antonio, Texas.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO, or
Peter Hausback, EVP and CFO
(952) 930-9000

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Revenues:
Retail	$18,385	$18,552	$37,604	$39,737
Recycling	9,612	6,324	15,350	10,615
Byproduct	4,894	3,334	9,863	5,125
Total revenues	32,891	28,210	62,817	55,477

Costs of revenues	23,244	19,542	44,181	38,773
Gross profit	9,647	8,668	18,636	16,704
Selling, general and administrative expenses	7,394	7,605	14,855	15,247
Operating income	2,253	1,063	3,781	1.457

Other income (expense):
Interest expense, net	(284)	(231)	(602)	(497)
Other expense, net	(45)	(36)	(74)	(10)
Income before income taxes and noncontrolling interest	1,924	796	3,105	950
Provision for (benefit of) income taxes	(152)	155	292	229
Net income	2,076	641	2,813	721
Net (income) loss attributable to noncontrolling interest	(48)	78	(111)	100
Net income attributable to controlling interest	$2,028	$719	$2,702	$821

Income per common share:
Basic	$0.37	$0.13	$0.49	$0.16
Diluted	$0.35	$0.13	$0.47	$0.16

Weighted average common shares outstanding:
Basic	5,493	5,493	5,493	5,040
Diluted	5,820	5,718	5,801	5,246

Net income	$2,076	$641	$2,813	$721
Other comprehensive income (loss), net of tax:
Effect of foreign currency translation adjustments	17	(89)	85	(29)
Total other comprehensive income (loss), net of tax	17	(89)	85	(29)
Comprehensive income	2,093	552	2,898	692
Comprehensive loss (income) attributable to noncontrolling interest	(48)	78	(111)	100
Comprehensive income attributable to controlling interest	$2,045	$630	$2,787	$792

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	July 2, 2011	January1, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,477	$3,065
Accounts receivable, net of allowance of $28 and $44, respectively	9,435	5,030
Inventories, net of reserves of $94 and $286, respectively	16,353	16,593
Other current assets	1,232	519
Deferred tax assets	641	—
Total current assets	32,138	25,207
Property and equipment, net	12,470	11,747
Restricted cash	—	701
Goodwill	1,120	1,120
Other assets	1,564	1,060
Deferred income taxes	306	29
Total assets (a)	$47,598	$39,864

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,794	$4,468
Checks issued in excess of bank balance	—	42
Accrued expenses	5,267	4,771
Line of credit	10,760	10,139
Current maturities of long-term obligations	1,089	4,396
Income taxes payable	828	60
Total current liabilities	23,738	23,876

Long-term obligations, less current maturities	7,470	2,501
Deferred gain, net of current portion	1,096	1,340
Total liabilities (a)	32,304	27,717

Commitments and contingencies	—	—

Shareholders’ equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 5,493 shares at both periods	19,989	19,740
Accumulated deficit	(6,556)	(9,258)
Accumulated other comprehensive loss	(189)	(274)
Total shareholders’ equity	13,244	10,208
Noncontrolling interest	2,050	1,939
	15,294	12,147
Total liabilities and shareholders’ equity	$47,598	$39,864

(a) Assets of the consolidated VIE that can only be used to settle obligations of the consolidated VIE were $11,386 and $10,207 and liabilities of the consolidated VIE for which creditors do not have recourse to the general credit of the Company were $1,903 and $3,774 as of July 2, 2011 and January 1, 2011, respectively.

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